Exhibit 10.29

RESTRICTED STOCK PREFORMANCE UNIT AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of this      day of                     , 20     between Kraton Performance Polymers, Inc. (the “Company”) and              (the “Participant”).

WHEREAS, the Company has adopted and maintains the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan (the “Plan”) to promote the interests of the Company and its shareholders by providing the Company’s key employees and others with an appropriate incentive to encourage them to continue in the employ of the Company and to improve the growth and profitability of the Company; and

WHEREAS, the Plan provides for the grant of restricted stock units payable in shares of Common Stock of the Company under the Plan to participants;

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

Grant of Restricted Stock Units. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant on                     , 20     (“Grant Date”) an award of              restricted stock units of the Company, assuming achievement of the Target level of performance as described on Attachment I, provided that (except as otherwise provided in this Agreement) the final number of restricted stock units shall be determined in accordance with the performance criteria set forth on Attachment I (collectively, the “Restricted Stock Units”). Each Restricted Stock Unit constitutes an unfunded and unsecured promise of the Company to deliver one share of Common Stock to Participant on the vesting date subject to the terms and conditions of this Agreement. Participant’s rights with respect to the Restricted Stock Units shall be forfeitable until the Restricted Stock Units vest in accordance with Section 3. As a holder of Restricted Stock Units, the Participant has the rights of a general unsecured creditor of the Company unless and until the Restricted Stock Units are converted to shares of Common Stock upon vesting and transferred to Participant, as set forth herein. During the period prior to vesting of the Restricted Stock Units in accordance with Section 3, the Restricted Stock Units shall be bookkeeping entries only and Participant shall have no rights to receive any shares of Common Stock hereunder. Participant shall have no voting or other rights of a stockholder of the Company with respect to the Restricted Stock Units prior to the issuance of Shares in accordance with Section 5.

Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Committee, shall govern. All capitalized terms used herein that are not defined in this Agreement shall have the meanings given to such terms in the Plan.

Vesting Date; Settlement. The Restricted Stock Units shall become vested as follows:

(a) On the third anniversary of the Grant Date, a number of Restricted Stock Units shall vest based on the extent to which the Company has satisfied the performance conditions set forth on Attachment I to this Agreement, provided that the Participant is continuously employed by the Company through such date; or

(b) If the Participant’s employment is terminated prior to the third anniversary of the Grant Date due to Disability or death, then the Restricted Stock Units shall vest on a pro rata basis at Target level (as described on Attachment I) effective as of the Participant’s termination date (rounded up to the next whole share), provided that the Participant is continuously employed by the Company through such date, with such pro rata vesting to occur on the following schedule:

Date of Termination due to Disability or death:	Amount Vested
On or prior to first anniversary of Grant Date	1/3 of Target level

After first anniversary of Grant Date but on or prior to second anniversary of Grant Date	2/3 of Target level

After second anniversary of Grant Date but prior to third anniversary of Grant Date	Target level

Notwithstanding the foregoing, if within the one-year period following a Change in Control, but prior to the vesting event described in clause (a) above, the Participant’s employment is terminated by the Company or its affiliate without Cause, then the Restricted Stock Units held by such Participant shall vest at Target level effective as of the Participant’s termination date, subject to the Participant’s execution of an effective general release and waiver (without revocation during any revocation period) of all claims against the Company, its affiliates and their respective officers and directors related to the Participant’s employment, in a form acceptable to the Company at the Participant’s termination of employment, not later than 50 days after the Participant’s termination date.

Upon the occurrence of the date of vesting described above, the Company shall deliver to the Participant the applicable number shares of Common Stock via electronic book-entry issuance (subject to the release and waiver requirement, if applicable).

For purposes of this Agreement, “Disability” has the meaning ascribed to it in the Company’s long-term disability plan, and “Cause” means (i) a material breach by the Participant of any of the Participant’s obligations under any written agreement with the Company or any of its affiliates, (ii) a material violation by the Participant of any of the Company’s policies, procedures, rules and regulations applicable to employees generally or to employees at your grade level, in each case, as they may be amended from time to time in the Company’s sole discretion; (iii) the failure by the Participant to reasonably and substantially perform his or her duties to the Company or its affiliates (other than as a result of physical or mental illness or injury); (iv) the Participant’s willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company or any of its affiliates; (v) the Participant’s fraud or misappropriation of funds; or (vi) the commission by the Participant of a felony or other serious crime involving moral turpitude; provided that if the Participant is a party to an employment agreement with the Company or its affiliate (an “Employment Agreement”) at the time of his or her termination of employment and such Employment Agreement contains a different definition of “cause” (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Agreement.

If a Participant is terminated without Cause and, within the twelve (12) month period subsequent to such termination of employment, the Company determines in good faith that the Participant’s employment could have been terminated for Cause, subject to anything to the contrary that may be contained in the Participant’s Employment Agreement at the time of his or her termination of employment, the Participant’s employment will, at the election of the Company, be deemed to have been terminated for Cause, effective as of the date the events giving rise to Cause occurred.

Forfeiture; Restrictions. Subject to the provisions of the Plan and Section 3 of this Agreement, with respect to the Restricted Stock Units that have not become vested on the date the Participant’s employment is terminated, the award of Restricted Stock Units shall expire and such unvested Restricted Stock Units shall immediately be forfeited on such date. Participant shall not sell, transfer, pledge, assign, alienate, hypothecate, or otherwise encumber or dispose of the Restricted Stock Units other than by will or the laws of descent and distribution.

Delivery of Shares; Compliance with Securities Laws. Upon the vesting of any Restricted Stock Units granted hereunder, the Company shall direct its transfer agent to record by electronic book-entry in Participant’s name a number of unrestricted shares of Common Stock equal to the whole number of Restricted Stock Units that become vested hereunder. Nothing herein shall obligate the Company to register the Restricted Stock Units pursuant to any applicable securities law or to take any other affirmative action in order to cause the issuance or transfer of the Restricted Stock Units to comply with any law or regulation of any governmental authority. The Company shall not be required to issue any shares of Common Stock prior to: (a) the obtaining of any approval from any governmental agency which the Company determines to be necessary or advisable; and (b) the Participant’s payment to the Company of any federal, state or local tax or other withholding owed by Participant as a result of vesting of the Restricted Stock Units.

Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

Integration. This Agreement and the Plan contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and the Plan. This Agreement and the Plan supersede all prior agreements and understandings between the parties with respect to the subject matter of this Agreement.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to the provisions governing conflict of laws, to the maximum extent practicable calls for performance and shall be performable at the offices of the Company in Houston, Harris County, Texas and venue for any dispute arising hereunder shall lie exclusively in the state and/or federal courts of Harris County, Texas and the Southern District of Texas, Houston Division, respectively.

Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, and this Agreement shall be final and conclusive.

Mandatory Withholding of Taxes. The Participant acknowledges and agrees that the Company shall deduct from the shares of Common Stock otherwise deliverable a number of shares of Common Stock (valued at their Fair Market Value) on the applicable date that is equal to the amount of all federal, state and local taxes required to be withheld by the Company, as determined by the Committee.

Adjustments. As provided in Section 10 of the Plan, certain adjustments may be made to the Restricted Stock Units upon the occurrence of events or circumstances described in Section 10 of the Plan.

Restricted Imposed by Law. The Company shall not be required to issue shares of Common Stock unless and until (i) such shares have been duly listed upon each stock exchange on which the Common Stock is then registered and (ii) the Company has complied with applicable federal and state securities laws.

Participant Employment. Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, shall confer or be construed to confer on the Participant any right to continue in the employ of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any employing Subsidiary to terminate the Participant’s employment at any time, with or without cause; subject, however, to the provisions of any employment agreement between the Participant and the Company or any Subsidiary.

Section 409A. Payments under this Agreement are designed to be made in a manner that is exempt from Section 409A of the Code as a “short-term deferral,” and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on the Participant’s own behalf, thereby representing that the Participant has carefully read and understands this Agreement and the Plan as of the day and year first written above.

KRATON PERFORMANCE POLYMERS, INC.

By:
Name: Melinda Scissors Conley
Title: Vice President, Human Resources

[Name]

ATTACHMENT I

Performance Condition

[To come]